Exhibit 4.19

BANK OF AMERICA CORPORATION

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 7, 2008

Supplementing the Indenture dated as of May 22, 2007,

as supplemented by the First Supplemental Indenture dated July 1, 2008, among

Countrywide Financial Corporation (formerly Red Oak Merger Corporation),

Bank of America Corporation,

Countrywide Home Loans, Inc.

and

The Bank of New York Mellon (formerly The Bank of New York), as trustee.

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of November 7, 2008 (the “Second Supplemental Indenture”), is made by and among BANK OF AMERICA CORPORATION, a Delaware corporation (the “Corporation”), COUNTRYWIDE FINANCIAL CORPORATION (formerly Red Oak Merger Corporation), a Delaware corporation (“Issuer”), COUNTRYWIDE HOME LOANS, INC., a New York corporation (“Guarantor”), and THE BANK OF NEW YORK MELLON (formerly The Bank of New York), a New York banking corporation, as trustee (the “Trustee”) under the Indenture referred to herein.

WITNESSETH:

WHEREAS, Issuer, Guarantor, the Corporation and the Trustee are parties to an Indenture dated as of May 22, 2007, as supplemented by the First Supplemental Indenture dated July 1, 2008 (the “Indenture”), providing for the issuance of Series A Debentures and Series B Debentures (collectively, the “Securities”);

WHEREAS, the Corporation and Issuer entered into a Stock Purchase Agreement dated November 7, 2008 (the “Stock Purchase Agreement”), pursuant to which Issuer will sell to the Corporation substantially all of Issuer’s assets (the “Stock Purchase”);

WHEREAS, the Stock Purchase will be consummated on November 7, 2008;

WHEREAS, Section 5.01(a) of the Indenture provides that in the case of a conveyance or transfer of substantially all of Issuer’s or Guarantor’s assets to another corporation, the acquiring corporation shall expressly assume by supplemental indenture all the obligations and covenants under the Securities and the Indenture to be performed and observed by Issuer or Guarantor, as the case may be;

WHEREAS, Section 9.01(g) of the Indenture provides that Issuer, Guarantor and the Trustee may amend the Indenture without notice to or consent of any Securityholder of the Securities to evidence the succession to Issuer of a corporation that has acquired by conveyance or transfer substantially all of Issuer’s assets and the assumption by the acquiring corporation of the obligations and covenants of Issuer or Guarantor under the Indenture;

WHEREAS, Section 9.01(k) of the Indenture provides that Issuer, Guarantor and the Trustee may amend the Indenture without notice to or consent of any Securityholder to make other changes to the Indenture so long as no such change individually or in the aggregate with all other such changes has or will have in the aggregate a material adverse effect on the interests of the Holders of the Securities;

WHEREAS, this Second Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of Issuer, Guarantor and the Corporation;

WHEREAS, the Trustee has determined that this Second Supplemental Indenture is satisfactory to it in form; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of these premises, Issuer, Guarantor, the Corporation and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

ASSUMPTION BY SUCCESSOR CORPORATION

AND SUPPLEMENTAL PROVISIONS

SECTION 1.1 Assumption of the Securities.

(a) The Corporation hereby represents and warrants that:

(i) it is a corporation organized and existing under the laws of the State of Delaware and is acquiring substantially all of Issuer’s assets pursuant to the Stock Purchase Agreement; and

(ii) the execution, delivery and performance of this Second Supplemental Indenture has been duly authorized by the Board of Directors of the Corporation.

(b) The Corporation hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every obligation of the Issuer under the Securities and the Indenture to be performed or observed.

(c) The Corporation is hereby substituted for, and may exercise every right and power of, Issuer under the Indenture, as if the Corporation had been originally named as the issuer of the Securities.

(d) Issuer is hereby discharged and released from all of its obligations and covenants under the Indenture and the Securities.

SECTION 1.2 Name in Indenture.

(a) Effective November 7, 2008, the name of Issuer, as the successor corporation under the Indenture, shall be “Bank of America Corporation.”

SECTION 1.3 Amendments to the Indenture. In connection with the Stock Purchase, the Indenture is hereby amended as follows:

(a) Definitions in Section 101 are hereby amended as follows:

(i) The following definitions are deleted in their entirety:

“Company Change of Control”

“Company Stock”

“Parent”

(ii) The following definitions are added to Section 101:

“Change of Control” means the occurrence at such time after November 7, 2008 when any of the following has occurred:

(1) a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act files a Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of Common Stock representing more than 50% of the Voting Stock; or

(2) the first day on which a majority of the members of the Board of Directors of the Company does not consist of Continuing Directors; or

(3) a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the Company’s properties and assets to another person, other than:

(a) any transaction (i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s Capital Stock or (ii) pursuant to which holders of the Company’s Capital Stock immediately prior to such transaction have the entitlement to exercise rights to, directly or indirectly, 50% or more of the total Voting Stock of the continuing or surviving or successor person immediately after giving effect to such issuance; or

(b) any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving entity; or

(c) any consolidation, merger, conveyance, transfer, sale, lease or other disposition of the Company with or into a Subsidiary, so long as such merger, consolidation, conveyance, transfer, sale, lease or other disposition is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with or conveying, transferring, selling, leasing or otherwise disposing of all or substantially all of the Company’s properties and assets to any other person.

The term “person” as used in this definition includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

(iii) The following definitions are amended and restated in their entirety to read as follows:

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of such board.

“Company” means Bank of America Corporation, a Delaware corporation, until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, shall mean such successor. The foregoing sentence shall likewise apply to any subsequent successor or successors.

“Common Stock” means the common stock, par value $0.01 per share, of the Company existing on the date of the execution of the First Supplemental Indenture dated July 1, 2008, among Countrywide Financial Corporation, Guarantor, the Company and the Trustee, or any other shares of Capital Stock of the Company into which such Common Stock shall be reclassified or changed, including, subject to Section 10.05 below, in the event of a merger, consolidation or other similar transaction involving the Company that is otherwise permitted hereunder in which the Company is not the surviving person, the common stock of such surviving corporation.

“Continuing Director” means a director who either was a member of the Board of Directors on July 1, 2008 or who becomes a member of the Board of Directors subsequent to that date and whose appointment, election or nomination for election is duly approved by a majority of the Continuing Directors on the Board of Directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by the Company on behalf of the applicable Board of Directors in which such individual is named as nominee for director.

“Fundamental Change” will be deemed to have occurred upon a Change of Control.

“Subsidiary” of a subject person means any person of which at least a majority of the outstanding Voting Stock shall at the time directly or indirectly be owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

(iv) All references in the Indenture to “Parent Change of Control” shall mean “Change of Control”.

(v) All references in the Indenture to “Parent” shall mean the Company.

(b) Article 4 is hereby amended as follows:

(i) Section 4.02 is hereby amended and restated in its entirety to read as follows:

“Section 4.02. SEC and Other Reports. The Company shall deliver to the Trustee, within 15 days after it files such annual and quarterly reports, information, documents and other reports with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding the foregoing the Company shall be deemed, for purposes of this Section 4.02, to have furnished or delivered reports to the Trustee if (i) such reports are filed with the SEC via the EDGAR filing system, (ii) such reports are currently available on the SEC’s website, and (iii) the Company electronically delivers to the Trustee a link to the EDGAR filing each time the Company files such a report. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).”

(c) Article 5 is hereby amended as follows:

(i) Section 5.01 is hereby amended and restated in its entirety to read as follows:

“Section 5.01. When Company and Guarantor May Merge or Transfer Assets. Neither the Company nor the Guarantor shall consolidate with or merge with or into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to any person, unless:

(a) either (1) the Company or the Guarantor, as the case may be, is the continuing person in the case of a merger or consolidation, or (2) the resulting, surviving or transferee person (the “successor person”) (if other than the Company or the Guarantor) will be a corporation or limited liability company (provided that the successor may be a limited liability company only if the Securities remain convertible into the common stock of a corporation) organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (provided that the successor need not be organized and existing under the laws of the United States, any State thereof or the District of Columbia if independent tax counsel experienced in such matters delivers an opinion to the Company stating that, under then existing laws, there would be no adverse tax consequences to the Holders of Securities in the event the successor was not so organized and existing) and the successor person (if not the Company or the Guarantor, as the case may be) will expressly assume, by indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee in the case of the Company, all of the obligations of the Company under the Securities and this Indenture, or in the case of the Guarantor, the Guarantor’s obligations under the Guarantee;

(b) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing; and

(c) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, sale, lease or other disposal and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Article 5 and that all conditions precedent herein provided relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of the properties and assets of one or more Subsidiaries (other than to the Company, the Guarantor or another Subsidiary), which, if such assets were owned by the Company or the Guarantor, as applicable, would constitute all or substantially all of the properties and assets of the Company, the Guarantor and their Subsidiaries, taken as a whole, shall be deemed to be the transfer of all or substantially all of the properties and assets of Company or the Guarantor, as applicable.

The successor person formed by such consolidation or into which the Company or the Guarantor, as applicable, is merged or the successor person to which such conveyance, transfer, sale, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Guarantor, as applicable, under this Indenture with the same effect as if such successor had been named as the Company or the Guarantor, as applicable herein; and thereafter, except in the case of a lease and obligations the Company or the Guarantor, as applicable, may have under a supplemental indenture, the Company or the Guarantor, as applicable shall be discharged from all obligations and covenants under this Indenture and the Securities. Subject to Section 9.06, the Company, the Guarantor, the Trustee and the successor person shall enter into a supplemental indenture to evidence the succession and substitution of such successor person and such discharge and release of the Company and/or the Guarantor, as applicable.”

(d) Article 6 is hereby amended as follows:

(i) Section 6.01(e) is hereby amended and restated in its entirety to read as follows:

“(e) the Company or the Guarantor fails to perform or observe any covenant applicable to such series of Securities and provided in this Indenture, the Guarantee, or in the relevant Securities for 90 days after written notice to the Company from the Trustee, or to the Company and the Trustee from the Holders of at least 25% in principal amount of the outstanding Securities of such series has been received by the Company;”

(ii) Sections 6.01(g) and (h) are each hereby amended by replacing each occurrence of “the Company, Parent or the Guarantor” with “the Company or the Guarantor.”

(e) Article 9 is hereby amended as follows:

(i) Section 9.01(f) is hereby amended and restated in its entirety to read as follows:

“(f) provide for conversion rights of Holders of Securities if any reclassification or change of the Common Stock or any consolidation, merger or sale of all or substantially all of the Company’s assets occurs;”

(ii) Section 9.01(g) is hereby amended by replacing the term “the Company’s and Parent’s” with “the Company’s.”

(f) Article 10 is hereby amended as follows:

(i) Section 10.09(d) is hereby amended by replacing “the Company or Parent” with “the Company.”

(g) Article 14 is hereby amended as follows:

(i) Section 14.01 is hereby amended by replacing the term “Company or Parent” with “Company.”

(h) Article 15 is hereby amended as follows:

(i) Section 15.02 is hereby amended and restated in its entirety to read as follows:

“Section 15.02. Notices. Any request, demand, authorization, direction notice, waiver, consent or communication by the Company, the Guarantor or the Trustee to the other is duly given if in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission to the following facsimile numbers:

if to the Company:

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

NC1-007-07-13

Corporate Treasury Division

Charlotte, North Carolina 28255

Telephone: (980) 387-3776

Facsimile: (980) 387-8794

Attention: B. Kenneth Burton, Jr.

if to the Guarantor:

Countrywide Home Loans, Inc.

4500 Park Granada

MS CH-11A

Calabasas, CA 91302

Attention: Chief Legal Officer

together, in the case of notices to the Company or the Guarantor, with a copy to:

Bank of America Corporation

Legal Department

NC1-002-29-01

101 South Tryon Street

Charlotte, North Carolina 28255

Telephone: (704) 386-4238

Facsimile: (704) 386-1670

Attention: Teresa M. Brenner, Esq.

if to the Trustee:

The Bank of New York Mellon

101 Barclay Street, Floor 8W

New York, New York 10286

Attn: Corporate Trust Administration

Facsimile: (212) 815-5131

The Company, the Guarantor or the Trustee by notice given to the other in the manner provided above may designate additional or different addresses for subsequent notices or communications.

Any notice or communication given to a Securityholder shall be delivered to the Securityholder, in accordance with the procedures of the Registrar or by first-class mail, postage prepaid, at the Securityholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not received by the addressee; provided, however, that no notice to the Trustee shall be deemed to be duly given unless and until the Trustee actually receives same at the address given above.

If the Company mails a notice or communication to the Securityholders, it shall mail a copy to the Trustee and each Registrar, Paying Agent, Conversion Agent or co-registrar.”

(ii) Section 15.10 is hereby amended by replacing the term “the Company or Parent” with “the Company.”

(iii) Section 15.13 is hereby amended by replacing the terms “the Company and Parent” with “the Company” and “the Company’s and Parent’s” with “the Company’s.”

SECTION 1.4 Trustee’s Acceptance. The Trustee hereby accepts this Second Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Effect of Supplemental Indenture. Upon the later to occur of (i) the execution and delivery of this Second Supplemental Indenture by the Corporation, Issuer, Guarantor and the Trustee and (ii) the effective time of the Stock Purchase, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

SECTION 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.3 Indenture and Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.5 Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

SECTION 2.6 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.7 Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.8 Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.9 Benefits of Second Supplemental Indenture, etc. Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.

SECTION 2.10 Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.11 Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.12 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in said State.

SECTION 2.13 Trustee Not Responsible for Recitals. The recitals contained herein (other than the eighth recital) shall be taken as the statements of the Issuer or Guarantor, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

THE CORPORATION:

Bank of America Corporation

By:	/s/ B. Kenneth Burton, Jr.
B. Kenneth Burton, Jr.
Senior Vice President

Second Supplemental Indenture

Signature Page 1 of 3

ISSUER:

Countrywide Financial Corporation

By:	/s/ Anne D. McCallion
Anne D. McCallion
Chief Financial Officer

GUARANTOR:

Countrywide Home Loans, Inc.

By:	/s/ Anne D. McCallion
Anne D. McCallion
Senior Managing Director and
Chief Financial Officer

Second Supplemental Indenture

Signature Page 2 of 3

THE TRUSTEE:

The Bank of New York Mellon

By:	/s/ Rafael E. Miranda
Rafael E. Miranda
Vice President

Second Supplemental Indenture

Signature Page 3 of 3